SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007

CHAMPPS ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22639	04-3370491
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10375 Park Meadows Drive

Suite 560

Littleton, CO 80124

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 804-1333

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

See Item 5.01 below.

ITEM 5.01.	Changes in Control of Registrant.

On October 22, 2007, Champps Entertainment, Inc. (the “Company”) consummated its previously announced merger with Last Call Acquisition Corp. (“Last Call”), a wholly owned subsidiary of F&H Acquisition Corp. (“F&H”), pursuant to the Agreement and Plan of Merger, dated July 3, 2007 (the “Merger Agreement”), by and among the Company, Last Call and F&H. As contemplated by the Merger Agreement, Last Call merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of F&H. Pursuant to the Merger, all of the outstanding shares of common stock of the Company, other than shares owned by the Company or its subsidiaries and other than dissenting shares, were converted into the right to receive $5.60 per share in cash, without interest and less any applicable withholding taxes. The aggregate merger consideration payable by F&H was funded principally through an expansion of the company’s existing credit facilities with Wells Fargo Foothill, Inc. and Ableco Finance LLC.

A copy of the press release announcing the closing of the Merger is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the Merger, all of the Company’s directors have been replaced by designees of F&H.

ITEM 8.01.	Other Events.

As a result of the Merger, trading in the Company’s common stock will be suspended and the Company’s common stock will be delisted from the National Association of Securities Dealers Automated Quotation System. In addition, the Company will deregister its common stock under the Securities Exchange Act of 1934, as amended.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPPS ENTERTAINMENT, INC.
(Registrant)

Date: October 22, 2007	By:	/s/ David D. Womack
	Name:	David D. Womack
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Champps Entertainment, Inc., dated October 22, 2007